EXHIBIT 1



                              CONTACT:  Bob Stone
                                        The Dilenschneider Group
                                        212-922-0900




FOR IMMEDIATE RELEASE:
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            SAFECARD ANNOUNCES CAHILL'S RESIGNATION AS DIRECTOR
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     CHEYENNE, WY, July 13, 1994 -- SafeCard Services, Inc.
(NYSE:SSI) today announced that Gerald R. Cahill, former chief operating officer of the company, has resigned his position as a director of the company, effective July 11, 1994.

     In accepting Mr. Cahill's resignation, Paul G. Kahn, chairman and chief executive officer of SafeCard, acknowledged Mr. Cahill's contribution over the years to the company and the board.

     Founded in 1969, SafeCard Services, Inc. provides various consumer products and services and is the world's largest provider of credit card protection services. SafeCard serves approximately 14 million consumers in cooperation with credit card issuers throughout the United States.